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                                                                     EXHIBIT 5.1


                        [COOLEY GODWARD LLP LETTERHEAD]




April 2, 1999

Butterfield & Butterfield Auctioneers Corporation
220 San Bruno Avenue
San Francisco, CA  94103

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Butterfield & Butterfield Auctioneers Corporation (the "Company") of a registration statement on Form SB-2 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering the underwritten public offering of up to 1,725,000 shares of Common Stock (the "Common Stock").

In connection with this opinion, we have (i) examined and relied upon the Registration Statement and related Prospectus, the Company's Certificate of Incorporation and Bylaws and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below, and (ii) assumed that the shares of the Common Stock will be sold by the Underwriters at a price established by the Pricing Committee of the Company's Board of Directors.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Stock, when sold and issued in accordance with the Registration Statement and related Prospectus, will be validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.


Very truly yours,

COOLEY GODWARD LLP



By:   /s/ Karyn R. Smith
   ------------------------
          KARYN R. SMITH